Exhibit 8(c)
FORM OF APPENDIX "C" TO THE
CUSTODIAN AGREEMENT BETWEEN
Fidelity revere Street Trust  and Chase manhattan Bank, N.A.
Dated as of August 1, 1994
PROCEDURES RELATING TO CUSTODIAN'S SECURITY INTEREST
 As security for any Overdrafts (as defined in the Custodian Agreement) of any Portfolio, the Fund, on behalf of such Portfolio, shall pledge, assign and grant to the Custodian a security interest in Collateral (as hereinafter defined), under the terms, circumstances and conditions set forth in this Appendix "C".
 Section 1. Defined Terms. As used in this Appendix "C" the following terms shall have the following respective meanings:
 (a) "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which the Custodian is closed for business.
 (b) "Collateral" shall mean, with respect to any Portfolio, the securities having a fair market value (as determined in accordance with the procedures set forth in the prospectus for the Portfolio) equal to the aggregate of all Overdraft Obligations of such Portfolio: (i) identified in any Pledge Certificate executed on behalf of such Portfolio; or (ii) designated by the Custodian for such Portfolio pursuant to Section 3 of this Appendix C.
Such securities shall consist of marketable securities held by the Custodian on behalf of such Portfolio or, if no such marketable securities are held by the Custodian on behalf of such Portfolio, such other securities designated by the Fund in the applicable Pledge Certificate or by the Custodian pursuant to Section 3 of this Appendix C.
 (c) "Overdraft Obligations" shall mean, with respect to any Portfolio, the amount of any outstanding Overdraft(s) provided by the Custodian to such Portfolio together with all accrued interest thereon.
 (d) "Pledge Certificate" shall mean a Pledge Certificate in the form attached to this Appendix "C" as Schedule 1 executed by a duly authorized officer of the Fund and delivered by the Fund to the Custodian by facsimile transmission or in such other manner as the Fund and the Custodian may agree in writing.
 (e) "Release Certificate" shall mean a Release Certificate in the form attached to this Appendix "C" as Schedule 2 executed by a duly authorized officer of the Custodian and delivered by the Custodian to the Fund by facsimile transmission or in such other manner as the Fund and the Custodian may agree in writing.
 (f) "Written Notice" shall mean a written notice executed by a duly authorized officer of the party delivering the notice and delivered by facsimile transmission or in such other manner as the Fund and the Custodian shall agree in writing.
 Section 2. Pledge of Collateral. To the extent that any Overdraft Obligations of any Portfolio are not satisfied within one (1) Business Day after receipt by the Fund of a Written Notice requesting security for such Overdraft Obligation and stating the amount of such Overdraft Obligation, the Fund, on behalf of such Portfolio, shall pledge, assign and grant to the Custodian a first priority security interest, by delivering to the Custodian, a Pledge Certificate executed by the Fund on behalf of such Portfolio describing the applicable Collateral. Such Written Notice may, in the discretion of the Custodian, be included within or accompany the Overdraft Notice relating to the applicable Overdraft Obligations.
 Section 3. Failure to Pledge Collateral. In the event that the Fund shall fail: (a) to pay, on behalf of the applicable Portfolio, the Overdraft Obligation described in such Written Notice; (b) to deliver to the Custodian a Pledge Certificate pursuant to Section 2; or (c) to identify substitute securities pursuant to Section 6 upon the sale or maturity of any securities identified as Collateral, the Custodian may, by Written Notice to the Fund specify Collateral which shall secure the applicable Overdraft Obligation. The Fund, on behalf of any applicable Portfolio, hereby pledges, assigns and grants to the Custodian a first priority security interest in any and all Collateral specified in such Written Notice; provided that such pledge, assignment and grant of security shall be deemed to be effective only upon receipt by the Fund of such Written Notice.
 Section 4. Delivery of Additional Collateral. If at any time the Custodian shall notify the Fund by Written Notice that the fair market value of the Collateral securing any Overdraft Obligation is less than the amount of such Overdraft Obligation, the Fund, on behalf of the applicable Portfolio, shall deliver to the Custodian, within one (1) Business Day following the Fund's receipt of such Written Notice, an additional Pledge Certificate describing additional Collateral. If the Fund shall fail to deliver such additional Pledge Certificate, the Custodian may specify Collateral which shall secure the unsecured amount of the applicable Overdraft Obligation in accordance with Section 3 of this Appendix C.
 Section 5. Release of Collateral. Upon payment by the Fund of any Overdraft Obligation secured by the pledge of Collateral, the Custodian shall promptly deliver to the Fund a Release Certificate pursuant to which the Custodian shall release Collateral from the lien under the applicable Pledge Certificate or Written Notice pursuant to Section 3 having a fair market value equal to the amount paid by the Fund on account of such Overdraft Obligation. In addition, if at any time the Fund shall notify the Custodian by Written Notice that the Fund desires that specified Collateral be released and: (a) that the fair market value of the Collateral securing any Overdraft Obligation shall exceed the amount of such Overdraft Obligation; or (b) that the Fund has delivered a Pledge Certificate substituting Collateral for such Overdraft Obligation, the Custodian shall deliver to the Fund, within one (1) Business Day following the Custodian's receipt of such Written Notice, a Release Certificate relating to the Collateral specified in such Written Notice.
 Section 6. Substitution of Collateral. The Fund may substitute securities for any securities identified as Collateral by delivery to the Custodian of a Pledge Certificate executed by the Fund on behalf of the applicable Portfolio, indicating the securities pledged as Collateral.
 Section 7.  Security for Individual Portfolios' Overdraft Obligations.
The pledge of Collateral by the Fund on behalf of any individual Portfolio shall secure only the Overdraft Obligations of such Portfolio. In no event shall the pledge of Collateral by one Portfolio be deemed or considered to be security for the Overdraft Obligations of any other Portfolio.
 Section 8. Custodian's Remedies. Upon (a) the Fund's failure to pay any Overdraft Obligation of a Portfolio within thirty (30) days after receipt by the Fund of a Written Notice demanding security therefore, and (b) one
(1) Business Day's prior Written Notice to the Fund, the Custodian may elect to enforce its security interest in the Collateral securing such Overdraft Obligation, by taking title to (at the then prevailing fair market value), or selling in a commercially reasonable manner, so much of the Collateral as shall be required to pay such Overdraft Obligation in full. Notwithstanding the provisions of any applicable law, including, without limitation, the Uniform Commercial Code, the remedy set forth in the preceding sentence shall be the only right or remedy to which the Custodian is entitled with respect to the pledge and security interest granted pursuant to any Pledge Certificate or Section 3, without limiting the foregoing, the Custodian hereby waives and relinquishes all contractual and common law rights of set off to which it may now or hereafter be or become entitled with respect to any obligations of the Fund to the Custodian arising under this Appendix C to the Agreement.